Exhibit 99.1
CC Media Holdings, Inc. Reports Third Quarter 2008 Results

San Antonio, Texas November 10, 2008...CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for its third quarter ended September 30, 2008. CC Media Holdings, Inc., the new parent company of Clear Channel Communications, Inc. was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. for the purpose of acquiring the business of Clear Channel Communications, Inc. The acquisition was completed on July 30, 2008, pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008.
Prior to the consummation of its acquisition of Clear Channel on July 30, 2008, the Company had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries.
The Company accounted for its acquisition of Clear Channel as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. The Company allocated a portion of the consideration paid to the assets and liabilities acquired at their respective fair values with the remaining portion recorded at the continuing shareholders basis. Excess consideration after this allocation was recorded as goodwill.
CC Media Holdings reported revenues of $1.7 billion in the third quarter of 2008, a decrease of 4% from the $1.8 billion reported for the third quarter of 2007. Included in the Company’s revenue is a $20.2 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenues would have declined 5%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.
The Company’s operating expenses increased 5% to $1.2 billion during the third quarter of 2008 compared to 2007. Included in CC Media Holdings’ third quarter 2008 expenses is an $18.1 million increase due to movements in foreign exchange. Strictly excluding the effects of these movements in foreign exchange in the 2008 expenses, expense growth would have been 3%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release. Also included in CC Media Holdings’ third quarter 2008 operating expenses are approximately $30.6 million of non-cash compensation expense. This compares to non-cash compensation expense of $7.9 million in the third quarter of 2007. The increase is attributed to the accelerated expensing of equity awards that vested at the closing of the merger.
The Company’s income (loss) before discontinued operations decreased to a loss of $86.1 million, as compared to income of $253.4 million for the same period in 2007. The Company’s third quarter 2008 net income included approximately $148.8 million in merger related expenses that included approximately $39.2 million of non-cash compensation expenses related to equity awards vested at the closing of the merger, approximately $29.8 million related to bond tenders associated with the merger and general merger expenses of approximately $79.8 million. The third quarter 2008 net income also included an approximate $9.0 million loss on the impairment of a nonconsolidated affiliate and a gain of approximately $9.2 million on the sale of portion of its investment in a nonconsolidated affiliate.
CC Media Holdings’ OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense, Merger costs and Gain on disposition of assets — net) was $496.5 million in the third quarter of 2008, a 16% decrease from 2007. See reconciliation of OIBDAN to net income at the end of this press release.

Mark P. Mays, Chief Executive Officer of CC Media Holdings, commented, “The unprecedented macroeconomic challenges introduced in the third quarter impacted some of our largest advertiser groups almost immediately. As a result, we now share the issues affecting virtually every U.S. business sector. In this context, we think it’s significant to note that our third quarter performance compared favorably to our peers. While Outdoor fared better than Radio last quarter, our top line results reflect softening demand and other dynamics of our business are under pressure. Even as we continue to benefit from our globally diversified footprint, it is more important than ever to manage our expenses tightly. Moving forward, we are intensely focused on mitigating declines in our businesses. We will invest in those areas that are crucial to our future and continue to take stringent measures to lower costs while exerting strict discipline on our capital spending during this difficult period.”
Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division
The discussion in this release is presented on a combined basis of the post-merger period for 2008. The 2008 post-merger and pre-merger results are presented below, but are not discussed separately. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed to comparable periods in 2007.

	Three Months Ended
	September 30,
	Combined	Pre-merger	%
(In thousands)	2008	2007	Change
Revenue
Radio Broadcasting	$843,943	$909,643	(7%)
Outdoor Advertising	813,375	817,541	(1%)
Other	53,746	55,352	(3%)
Eliminations	(26,471)	(31,371)

Consolidated revenue	$1,684,593	$1,751,165	(4%)

CC Media Holdings’ third quarter 2008 revenue increased from foreign exchange movements of approximately $20.2 million as compared to the same period of 2007.

Direct Operating and SG&A Expenses by Division
Radio Broadcasting	$542,727	$542,729
Less: Non-cash compensation expense	(26,369)	(5,610)

	516,358	537,119	(4%)

Outdoor Advertising	605,494	565,700
Less: Non-cash compensation expense	(3,018)	(2,257)

	602,476	563,443	7%

Other	50,468	43,989
Less: Non-cash compensation expense	(1,208)	—

	49,260	43,989	12%

Eliminations	(26,471)	(31,371)

Plus: Non-cash compensation expense	30,595	7,867

Consolidated divisional operating expenses	$1,172,218	$1,121,047	5%

CC Media Holdings’ third quarter 2008 direct operating and SG&A expenses increased from foreign exchange movements of approximately $18.1 million as compared to the same period of 2007.

OIBDAN
Radio Broadcasting	$327,585	$372,524	(12%)
Outdoor Advertising	210,899	254,098	(17%)
Other	4,486	11,363	(61%)
Corporate	(46,501)	(43,972)

Consolidated OIBDAN	$496,469	$594,013	(16%)

See reconciliation of OIBDAN to net income at the end of this press release.
Radio Broadcasting
Revenue declined approximately $65.7 million or 7% during the third quarter of 2008 compared to the same period of 2007 driven by decreases in local and national revenues. Local and national revenues were down as a result of overall weakness in advertising. The Company’s radio revenue experienced declines across all different sized markets and advertising categories including automotive, retail and entertainment. During the third quarter of 2008, the Company’s total prime minutes sold and its prime average minute rate decreased compared to the third quarter of 2007.
Operating expenses were essentially flat as compared to 2007 primarily related to non-cash compensation expense of $26.4 million mostly from the expense associated with equity awards vested at closing of the merger. Excluding the non-cash compensation expense, expenses would have declined approximately 4% when compared to 2007. The Company also experienced an increase in syndicated radio programming expenses attributable mostly to contract talent payments, while experiencing an overall decline in commission expenses associated with the revenue decline.
Outdoor Advertising
The Company’s outdoor advertising revenue declined 0.5% during the third quarter of 2008 when compared to the same period in 2007. Included in the 2008 results is an approximate $20.2 million increase related to foreign exchange when compared to 2007.
Outdoor advertising expenses increased 7% when compared to the same period in 2007. Included in the 2008 results is an approximate $18.1 million increase related to foreign exchange when compared to 2007.
•	Americas Outdoor
Revenue declined approximately $16.6 million during the third quarter of 2008 compared to the same period of 2007 driven by a decline in bulletin and poster revenues. The decline in bulletin and poster revenues was driven principally by a decline in occupancy compared to the third quarter of 2007. A decline in national advertising had the biggest adverse impact on occupancy. Partially offsetting the decline in bulletin and poster revenues was an increase in digital revenues primarily driven by an increase in digital displays. The top five advertising categories during the quarter were telecommunications, retail, media, automotive and amusements. With the exception of Los Angeles and Milwaukee, two of the markets where the Company has installed digital networks, most results for U.S. markets reflected slowing demand during the quarter. The Company’s Latin American markets experienced significant growth in both revenue and OIBDAN during the quarter.
Operating expenses increased $18.7 million during the third quarter of 2008 compared to the same period of 2007 primarily from an $11.6 million increase in site-lease expenses. The increase in site-lease expenses is attributable to new taxi contracts in New York and Las Vegas, new airport contracts in San Jose and Seattle and new street furniture contracts in San Francisco.

•	International Outdoor
Revenue increased approximately $12.5 million during the third quarter of 2008 compared to the same period of 2007 from movements in foreign exchange of $18.5 million. Also contributing to the increased revenue was growth in China principally from the effects of the Olympics. Partially offsetting the revenue growth was a decline in France mostly from the loss of a contract for advertising on railways. Revenues in the United Kingdom also declined in the third quarter of 2008. The top five international advertising categories were retail, food products, telecommunications, automotive and entertainment. Leading markets during the quarter included China, Finland, Romania, Turkey, Poland, Russia and the Baltics.
Operating expenses increased $21.1 million primarily from an increase of $16.9 million from movements in foreign exchange.
FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)
The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the third quarter of 2008 and 2007:

	Three Months Ended
	September 30,
(In thousands)	2008	2007
Direct operating expense	$14,978	$4,159
SG&A	15,617	3,708
Corporate	18,286	3,068

Total non-cash compensation	$48,881	$10,935

Approximately $39.2 million of share-based compensation was recognized as a result of the accelerated vesting of stock options and restricted stock awards at the closing of the merger.
Current Information and Expectations
The Company has previously provided information regarding its revenue pacings and certain expectations related to 2008 operating results. That information was last provided on May 9, 2008 and has not been updated. The Company is not providing such information in this release and does not anticipate providing this information in the future. The Company will not update or revise any previously disclosed information. Investors are cautioned to no longer rely on such prior information given the passage of time and other reasons discussed in the Company’s reports filed with the SEC. Future results could differ materially than the forward-looking information previously disclosed.
The Company periodically reviews its disclosure practices in the ordinary course of its business and management determined to cease providing this information after taking into consideration a number of factors. There should be nothing read into the timing of this change in policy, nor should any inferences be drawn relative to internal or external economic factors.
The Company has estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the Company’s financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained. The Company is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will complete its purchase price allocation within one year of the closing of the acquisition.

TABLE 1 — Financial Highlights of CC Media Holdings, Inc. and Subsidiaries — Unaudited
The discussion in this release is presented on a combined basis of the post-merger period for 2008. The 2008 post-merger and pre-merger results are presented below, but are not discussed separately. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed to comparable periods in 2007.

	Three Months Ended
(In thousands, except per share data)	September 30,		%
	2008	2007	Change
Revenue	$1,684,593	$1,751,165	(4%)
Direct operating expenses	730,405	689,681
Selling, general and administrative expenses	441,813	431,366
Corporate expenses	64,787	47,040
Merger costs	79,839	2,002
Depreciation and amortization	162,463	139,650
Gain (loss) on disposition of assets — net	(3,782)	678

Operating Income	201,504	442,104	(54%)

Interest expense	312,511	113,026
Gain on marketable securities	—	676
Equity in earnings of nonconsolidated affiliates	4,277	7,133
Other income (expense) — net	(21,727)	(1,403)

Income (loss) before income taxes, minority interest and discontinued operations	(128,457)	335,484
Income tax (expense) benefit:
Current	135,817	(13,663)
Deferred	(83,473)	(56,462)

Income tax (expense) benefit	52,344	(70,125)
Minority interest expense, net of tax	10,003	11,961

Income (loss) before discontinued operations	(86,116)	253,398
Income (loss) from discontinued operations	(4,071)	26,338

Net income (loss)	$(90,187)	$279,736

The information in Table 1 is presented for two periods: post-merger and pre-merger. The Company applied purchase accounting to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008 and the results of operations subsequent to this date reflect the impact of the new basis of accounting. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:
• The period from July 31 through September 30, 2008 includes the post-merger period, reflecting the merger. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries.
• The period from July 1 through July 30, 2008 includes the pre-merger period of Clear Channel. Prior to the consummation of the acquisition of Clear Channel, the Company had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition.
• The 2007 periods presented are pre-merger. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

	Post-merger	Pre-merger	Combined
	Period from July 31	Period From	Three Months
	through September	July 1 through	ended
	30,	July 30,	September 30,
(In thousands)	2008	2008	2008
Revenue	$1,128,136	$556,457	$1,684,593
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	473,738	256,667	730,405
Selling, general and administrative expenses (excludes depreciation and amortization)	291,469	150,344	441,813
Depreciation and amortization	108,140	54,323	162,463
Corporate expenses (excludes depreciation and amortization)	33,395	31,392	64,787

Merger expenses	—	79,839	79,839

Gain (loss) on disposition of assets — net	842	(4,624)	(3,782)

Operating income (loss)	222,236	(20,732)	201,504
Interest expense	281,479	31,032	312,511
Equity in earnings of nonconsolidated affiliates	2,097	2,180	4,277
Other income (expense) — net	(10,914)	(10,813)	(21,727)

Income (loss) before income taxes, minority interest and discontinued operations	(68,060)	(60,397)	(128,457)
Income tax benefit (expense):
Current	38,217	97,600	135,817
Deferred	(5,008)	(78,465)	(83,473)

Income tax benefit (expense)	33,209	19,135	52,344
Minority interest expense, net of tax	8,868	1,135	10,003

Income (loss) before discontinued operations	(43,719)	(42,397)	(86,116)
Income (loss) from discontinued operations, net	(1,013)	(3,058)	(4,071)

Net income (loss)	$(44,732)	$(45,455)	$(90,187)

	Post-merger	Pre-merger
	Period from July 31	Period from July	Three months
	through September	1 through July	ended
	30,	30,	September 30,
	2008	2008	2007
Revenue	$1,128,136	$556,457	$1,751,165
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	473,738	256,667	689,681
Selling, general and administrative expenses (excludes depreciation and amortization)	291,469	150,344	431,366
Depreciation and amortization	108,140	54,323	139,650
Corporate expenses (excludes depreciation and amortization)	33,395	31,392	47,040

Merger expenses	—	79,839	2,002

Gain (loss) on disposition of assets — net	842	(4,624)	678

Operating income (loss)	222,236	(20,732)	442,104
Interest expense	281,479	31,032	113,026
Gain (loss) on marketable securities	—	—	676
Equity in earnings of nonconsolidated affiliates	2,097	2,180	7,133
Other income (expense) — net	(10,914)	(10,813)	(1,403)

Income (loss) before income taxes, minority interest and discontinued operations	(68,060)	(60,397)	335,484

Income tax benefit (expense):
Current	38,217	97,600	(13,663)
Deferred	(5,008)	(78,465)	(56,462)

Income tax benefit (expense)	33,209	19,135	(70,125)
Minority interest expense, net of tax	8,868	1,135	11,961

Income (loss) before discontinued operations	(43,719)	(42,397)	253,398
Income (loss) from discontinued operations, net	(1,013)	(3,058)	26,338

Net income (loss)	$(44,732)	$(45,455)	$279,736

Net income (loss) per common share:
Income (loss) before discontinued operations — Basic	$(.54)	$(.09)	$.52
Discontinued operations — Basic	(.01)	—	.05

Net income (loss) — Basic	$(.55)	$(.09)	$.57

Weighted average common shares — basic	81,242	495,465	494,568
Income (loss) before discontinued operations - Diluted	$(.54)	$(.09)	$.51
Discontinued operations — Diluted	(.01)	—	.05

Net income (loss) — Diluted	$(.55)	$(.09)	$.56

Weighted average common shares — diluted	81,242	495,465	496,168

Income Taxes
The effective tax rate is the provision for income taxes as a percent of income from continuing operations before income taxes. A tax benefit was recorded for the three months ended September 30, 2008 of 40.7% and reflects our ability to recover a limited amount of our prior period tax liabilities through certain net operating loss carrybacks. The effective tax rate was impacted as a result of the tax effect of the disposition of certain radio broadcasting assets and investments and tax benefits realized which resulted from the reversal of FIN 48 liabilities due to the favorable settlement of certain ongoing tax examinations. Due to the lack of earnings history as a merged company and limitations on net operating loss carryback claims allowed; we cannot rely on future earnings and carryback claims as a means to realize deferred tax assets which may arise as a result of future period net operating losses. Pursuant to the provision of SFAS No. 109 “Accounting For Income Taxes,” deferred tax valuation allowances would be required on those deferred tax assets. For the three months ended September 30, 2007, the tax expense recorded was 20.9%, and was favorably impacted by the reduction in the valuation allowance on capital loss carryforwards and the reversal of FIN 48 liabilities due to settlement of certain ongoing tax examinations.
Radio Divestitures/Discontinued Operations
The Company determined that each radio station market in Clear Channel’s previously announced non-core radio station sales represents a disposal group consistent with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”). Consistent with the provisions of Statement 144, the Company classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations for all periods presented. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. As of September 30, 2008, the Company had definitive asset purchase agreements for 18 radio stations classified as discontinued operations. It was determined that the estimated fair value less costs to sell attributable to these assets was in excess of the carrying value of their related net assets held for sale.
There can be no assurance that any of the pending divestitures contemplated in this release will actually be consummated.

TABLE 2 — Selected Balance Sheet Information — Unaudited
Selected balance sheet information for 2008 and 2007 was:

	September 30,	December 31,
(In millions)	2008	2007
Cash	$243.7	$145.1
Total Current Assets	$2,249.1	$2,294.6
Net Property, Plant and Equipment	$3,468.0	$3,050.4
Total Assets	$27,566.1	$18,805.5
Current Liabilities (excluding current portion of long-term debt)	$1,158.9	$1,453.1
Long-Term Debt (including current portion of long-term debt)*	$19,602.2	$6,575.2
Shareholders’ Equity	$1,858.7	$8,797.5

*	See Table 4 for a discussion of total debt.
TABLE 3 — Capital Expenditures — Unaudited
Capital expenditures for the nine months ended September 30, 2008 and 2007 were:

	September 30,	September 30,
(In millions)	2008	2007
Non-revenue producing	$110.4	$112.7
Revenue producing	178.7	111.5

Total capital expenditures	$289.1	$224.2

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.
TABLE 4 — Total Debt — Unaudited
At September 30, 2008 and December 31, 2007, CC Media Holdings had total debt of:

	September 30,	December 31,
(in thousands)	2008	2007
Senior Secured Credit Facilities:
Term loan A	$1,331,500	$—
Term loan B	10,700,000	—
Term loan C	695,879	—
Revolving Credit Facility	165,000	—
Delayed Draw Facility	363,000	—
Receivables Based Facility	495,450	—
Other secured long-term debt	6,943	8,297

Total Consolidated Secured Debt	13,757,772	8,297

Senior Cash Pay Notes	980,000	—
Senior Toggle Notes	1,330,000	—
Clear Channel Senior Notes	4,661,084	5,650,000
Subsidiary level notes	5,662	644,860

	September 30,	December 31,
(in thousands)	2008	2007
Other long-term debt	72,780	97,822
$1.75 billion multi-currency revolving credit facility	—	174,619
Purchase accounting adjustments and original issue (discount) premium	(1,205,049)	(11,849)
Fair value adjustments related to interest rate swaps	—	11,438

	19,602,249	6,575,187
Less: current portion	567,167	1,360,199

Total long-term debt	$19,035,082	$5,214,988

Liquidity and Financial Position
For the nine months ended September 30, 2008, cash flow from operating activities was $1,080.6 million, cash flow used by investing activities was $17,924.5 million, cash flow used by financing activities was $15,913.3 million, and net cash provided by discontinued operations was $1,029.2 million for a net increase in cash of $98.6 million.
As of November 7, 2008, the Company had approximately $1.4 billion available on its bank revolving credit facility.
As of November 7, 2008, 63% of the Company’s debt bears interest at fixed rates while 37% of the Company’s debt bears interest at floating rates based upon LIBOR.
The Company’s senior secured credit facilities require the Company to comply with a maximum consolidated senior secured net debt to adjusted EBITDA (as calculated in accordance with the senior secured credit facilities) ratio. The covenant does not become effective until the quarter ending March 31, 2009. Secured Leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA, was 6.0x at September 30, 2008.
The following table reconciles OIBDAN to the trailing 12-month consolidated EBITDA calculated in accordance with the Company’s credit agreement.

(In thousands)
Trailing 12-month OIBDAN	$2,121,088
Cash received from non-consolidated affiliates (a)	45,825
Non-cash items (b)	28,046
Certain gains or losses on disposition of assets and other non-recurring or unusual items (c)	39,955
Other	4,168

Trailing 12-month Consolidated EBITDA	$2,239,082

(a)	Represents cash dividends or distributions received from nonconsolidated affiliates as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.

(b)	Represents the difference between the cash expense and the GAAP expense for certain items, including long-term accruals for potential cash items in any future period.

(c)	Represents gains or losses related to asset dispositions in the ordinary course of business and certain non-recurring or unusual expenses including severance and relocation costs.

Supplemental Disclosure Regarding Non-GAAP Financial Information
Operating Income before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Gain on Disposition of Assets — Net (OIBDAN)
The following tables set forth the Company’s OIBDAN for the three months ended September 30, 2008 and 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Discontinued operations; Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Gain on disposition of assets — net D&A; and merger costs.
The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. It helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company’s bank credit facilities use this measure for compliance with leverage covenants.
Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.
In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2008 actual foreign revenues and expenses at average 2007 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.
As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; and (iv) OIBDAN to net income.

				Gain on
				disposition of
		Non-cash	Depreciation	assets net
	Operating	compensation	and	and
(In thousands)	income (loss)	expense	amortization	Merger costs	OIBDAN
Three Months Ended September 30, 2008
Radio Broadcasting	$274,191	$26,369	$27,025	$—	$327,585
Outdoor	89,083	3,018	118,798	—	210,899
Other	(10,049)	1,208	13,327	—	4,486
Gain (loss) on disposition of assets — net	(3,782)	—	—	3,782	—
Merger costs	(79,839)	—	—	79,839	—
Corporate	(68,100)	18,286	3,313	—	(46,501)

Consolidated	$201,504	$48,881	$162,463	$83,621	$496,469

Three Months Ended September 30, 2007
Radio Broadcasting	$342,097	$5,610	$24,817	$—	$372,524
Outdoor	152,048	2,257	99,793	—	254,098
Other	271	—	11,092	—	11,363
Gain on disposition of assets — net	678	—	—	(678)	—
Merger costs	(2,002)	—	—	2,002	—
Corporate	(50,988)	3,068	3,948	—	(43,972)

Consolidated	$442,104	$10,935	$139,650	$1,324 $	594,013

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

	Three Months Ended
	September 30,		%
(In thousands)	2008	2007	Change
Revenue	$1,684,593	$1,751,165	(4%)
Less: Foreign exchange increase	(20,185)	—

Revenue excluding effects of foreign exchange	$1,664,408	$1,751,165	(5%)

Outdoor revenue	$813,375	$817,541	(1%)
Less: Foreign exchange increase	(20,185)	—

Outdoor revenue excluding effects of foreign exchange	$793,190	$817,541	(3%)

International Outdoor revenue	$443,645	$431,188	3%
Less: Foreign exchange increase	(18,460)	—

International Outdoor revenue excluding effects of foreign exchange	$425,185	$431,188	(1%)

Reconciliation of Expense (Direct Operating and SG&A Expenses)
excluding Foreign Exchange Effects to Expense

	Three Months Ended
	September 30,		%
(In thousands)	2008	2007	Change
Consolidated expense	$1,172,218	$1,121,047	5%
Less: Foreign exchange increase	(18,115)	—

Consolidated expense excluding effects of foreign exchange	$1,154,103	$1,121,047	3%

Outdoor expense	$605,494	$565,700	7%
Less: Foreign exchange increase	(18,115)	—

Outdoor expense excluding effects of foreign exchange	$587,379	$565,700	4%

International Outdoor expense	$382,839	$361,725	6%
Less: Foreign exchange increase	(16,903)	—

International Outdoor expense excluding effects of foreign exchange	$365,936	$361,725	1%

Reconciliation of OIBDAN to Net income

	Three Months Ended
	September 30,		%
(In thousands)	2008	2007	Change
OIBDAN	$496,469	$594,013	(16%)
Non-cash compensation expense	48,881	10,935
Depreciation & amortization	162,463	139,650
Merger costs	79,839	2,002
Gain on disposition of assets — net	(3,782)	678

Operating Income	201,504	442,104	(54%)

Interest expense	312,511	113,026
Gain on marketable securities	—	676
Equity in earnings of nonconsolidated affiliates	4,277	7,133
Other income (expense) — net	(21,727)	(1,403)

Income (loss) before income taxes, minority interest and discontinued operations	(128,457)	335,484
Income tax (expense) benefit:
Current	135,817	(13,663)
Deferred	(83,473)	(56,462)

Income tax (expense) benefit	52,344	(70,125)
Minority interest expense, net of tax	10,003	11,961

Income before discontinued operations	(86,116)	253,398
Income from discontinued operations	(4,071)	26,338

Net income	$(90,187)	$279,736

About CC Media Holdings, Inc.
CC Media Holdings, the new parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. The company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com.
For further information contact:
Investors — Randy Palmer, Senior Vice President of Investor Relations, (210) 832-3315 or Media — Lisa Dollinger, Chief Communications Officer, (210) 832-3474 or visit the Company’s web-site at http://www.clearchannel.com.
Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications’ future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications’ reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.